Ex. 99.1
Ideation Acquisition Corp. Receives Notice from Exchange
LOS ANGELES, Calif., February 17, 2009 — Ideation Acquisition Corp. (NYSE Alternext US, Units: “IDI.U”, Common Stock: “IDI,” Warrants: “IDI.WS”) (“Ideation”) announced that on February 10, 2009 it received a deficiency letter from the NYSE Alternext US LLC (the “Exchange”) indicating that it was not in compliance with Section 704 of the NYSE Alternext US Company Guide because Ideation did not hold an annual meeting of its stockholders during the year ended December 31, 2008.
Ideation has been afforded the opportunity to submit a plan to the Exchange by March 10, 2009 advising the Exchange of actions taken, or to be taken, to bring Ideation into compliance with Section 704 of the Company Guide by August 11, 2009. Ideation intends to submit a plan to the Exchange by March 10, 2009. If the plan is accepted, Ideation will be able to continue its listing, during which time Ideation will be subject to continued periodic review by the Exchange’s staff. If the plan is not accepted, the Exchange could initiate delisting procedures against Ideation.
About Ideation Acquisition Corp.
Ideation Acquisition Corp. is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses.